Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973.503.9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Pricing of Private Offering of Senior Notes

Whippany, New Jersey, May 10, 2021— Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today the pricing of its offering of $650,000,000 aggregate principal amount of 5.00% senior notes due 2031 (the “2031 Senior Notes”) in a private placement not registered under the Securities Act of 1933, as amended (the “Securities Act”), at par. Suburban Energy Finance Corp., a wholly-owned direct subsidiary of Suburban, is the co-issuer of the 2031 Senior Notes. The sale of the 2031 Senior Notes is expected to close on May 24, 2021, subject to customary closing conditions.

The 2031 Senior Notes will bear interest at a rate of 5.00% per year and mature on June 1, 2031. Interest on the notes will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2021. Before June 1, 2024, Suburban may redeem up to 35% of the aggregate principal amount of outstanding 2031 Senior Notes with the net proceeds from certain offerings of its common units at a redemption price equal to 105.00% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. On or after June 1, 2026, Suburban may redeem the 2031 Senior Notes subject to applicable redemption premiums. In addition, prior to June 1, 2026, Suburban may redeem the 2031 Senior Notes at a “make whole” premium plus accrued and unpaid interest.

Suburban intends to use the net proceeds from the offering, together with a combination of cash on hand and borrowings under a revolving credit facility, to refinance, by repurchasing or redeeming, (i) all of the outstanding $525,000,000 aggregate principal amount of its 5.50% senior notes due 2024 (the “2024 Senior Notes”), and (ii) all of the outstanding $250,000,000 aggregate principal amount of its 5.750% Senior Notes due 2025 (the “2025 Senior Notes,” and together with the 2024 Senior Notes, the “Tender Offer Notes”), including fees and expenses associated with the refinancing. On May 10, 2021, Suburban launched a cash tender offer for the Tender Offer Notes.

The 2031 Senior Notes are being offered only (1) in the United States to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and (2) outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The 2031 Senior Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to, or for the benefit of U.S. persons, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities. Any offers of the 2031 Senior Notes are being made only by means of a private offering memorandum. This press release is also not an offer to purchase or a solicitation of an offer to sell any securities. The cash tender offer for the Tender Offer Notes is being made only by means of an Offer to Purchase and Consent Solicitation Statement dated May 10, 2021 and the related Consent and Letter of Transmittal.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and investor in low carbon fuel alternatives, servicing over 1 million customers through its 700 locations across 41 states. The company proudly celebrated 90 years of innovation, growth and quality service in 2018. The brand is currently focused on three core elements including Suburban Commitment - showcasing the company’s 90+ year legacy of flexibility, reliability and dependability, Suburban Cares - highlighting dedication to serving local communities across the nation and Go Green with Suburban Propane - promoting the affordable, clean burning and versatile nature of propane as a bridge to a green energy future. Suburban Propane is a New York Stock Exchange listed limited partnership headquartered in Whippany, NJ. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward-looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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